UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2010 (March 26, 2010)

Avago Technologies Limited

(Exact name of registrant as specified in its charter)

Singapore	001-34428	N/A
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Yishun Avenue 7 Singapore 768923	N/A
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (65) 6755-7888

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The information set forth in Item 5.02 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Effective as of March 26, 2010, Mr. John R. Joyce and Mr. James H. Greene Jr. resigned as members of the board of directors (the “Board”) of Avago Technologies Limited (the “Company”). In connection with their resignations from the Board, Messrs. Joyce and Greene have each withdrawn as candidates for re-election as directors at the Company’s 2010 Annual General Meeting (the “AGM”), scheduled to take place on March 31, 2010. As a result, Messrs. Joyce and Greene will not be nominated for re-election as directors at the AGM. No votes received to date in respect of the re-election of Messrs. Joyce and Greene will be counted for or against the re-election of these directors and the proxies will not be voted in respect of their election. The Board has decided not to fill the vacancies created by their resignations and no other nominees for election will be named in either of their places. The remaining nine incumbent directors named in our proxy statement continue as nominees for re-election at the AGM. Information regarding those incumbent directors is contained in the Company’s proxy statement, which was distributed to our shareholders on February 22, 2010 and filed with the Securities and Exchange Commission.

Mr. Joyce and Mr. Greene were director designees of Silver Lake and KKR, respectively. Silver Lake and KKR, through their ownership of Bali Investments S.àr.l, the Company’s principal and controlling shareholder, beneficially own approximately 54% of the Company’s outstanding ordinary shares. Pursuant to the terms of the Company’s Second Amended and Restated Shareholder Agreement, Silver Lake and KKR are each currently entitled to designate three members to the Board. However, for the time being, neither Silver Lake nor KKR is designating another director to the Board to replace their resigning director designee.

In light of the valuable service Messrs. Joyce and Greene provided to the Company during their tenure as directors, the Compensation Committee of the Board took action to accelerate the vesting and exercisability of the remaining 10,000 unvested option shares held by each of them to the effective date of their resignations. Messrs. Joyce and Greene were each granted an option to purchase 50,000 shares of the Company, at an exercise price per share of $5.00 per share, on April 14, 2006, of which 10,000 option shares would have been unvested as at March 26, 2010, but for the action taken by the Compensation Committee.

Item 8.01.	Other Events.

In connection with Mr. Greene’s resignation, the Board also took action to replace Mr. Greene as a member of the Compensation Committee of the Board. Effective March 26, 2010, Mr. Adam Clammer, was appointed to serve on the Compensation Committee, as KKR’s designee on the committee.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release, dated March 26, 2010, entitled “Avago Technologies Announces Changes to Board of Directors”.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: March 26, 2010

Avago Technologies Limited

By:	/s/ DOUGLAS R. BETTINGER
Name:	Douglas R. Bettinger
Title:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated March 26, 2010, entitled “Avago Technologies Announces Changes to Board of Directors”.